UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 12, 2008
LANCE, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina	0-398	56-0292920
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14120 Ballantyne Corporate Place, Suite 350, Charlotte, NC	28277

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 554-1421
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 12, 2008, the Board of Directors of the Company, on recommendation of its Compensation Committee, adopted and approved the Lance, Inc. 2008 Annual Performance Incentive Plan for Officers (the “Annual Plan”) under the Lance, Inc. 2007 Key Employee Incentive Plan. The Annual Plan provides certain officers of the Company annual incentive awards based on the achievement of specified goals with respect to the following performance measures: (1) net sales dollars (weighted at 40%), (2) corporate earnings per share (weighted at 30%), (3) net sales per route improvement (weighted at 15%), and (4) supply chain costs reduction (weighted at 15%). Each participant is assigned target incentives based on a percentage of current base salary. The following target incentives were assigned to the Company’s named executive officers: Mr. Singer—$600,000, Mr. Puckett—$191,100, Mr. Thompson—$143,000, Mr. Lewis—$132,600 and Mr. Leake—$127,500.
     With respect to each performance measure, the Compensation Committee established (1) a threshold level of performance under which each participant will be entitled to 50% of the weighted target incentive, (2) a target level of performance under which each participant will be entitled to 100% of the weighted target incentive, and (3) a maximum level of performance under which each participant will be entitled to a maximum payment of 200% of the weighted target incentive. Bonus payments will be calculated on a straight line basis between the threshold and target level and between the target and maximum level for each performance measure. Based on audited financial statements for the 2008 fiscal year, any awards will be paid in cash in early 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANCE, INC.
Date: February 19, 2008	By:	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

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